Exhibit 21

                              Meritage Corporation
                              List of Subsidiaries

Monterey Homes Arizona, Inc.

Monterey Homes Construction, Inc.

Meritage Homes of Arizona, Inc.

Meritage Paseo Crossing, LLC

Meritage Homes Construction, Inc.

Meritage Paseo Construction, LLC

Hancock-MTH Communities, Inc.

Hancock-MTH Builders, Inc.

MTH-Texas GP, Inc.

MTH-Texas LP, Inc.

Legacy/Monterey Homes, L.P.

Meritage Holdings, L.L.C.

Legacy Operating Company, L.P.

Hulen Park Venture, L.L.C.

Texas Home Mortgage Corporation

Meritage Homes of Northern California, Inc.